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                                                                      EXHIBIT 11

                               LSI INDUSTRIES INC.

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                        (IN THOUSANDS, EXCEPT PER SHARE)

                                           Three Months Ended     Six Months Ended
                                                December 31          December 31
                                            1995        1994       1995       1994
                                           -------     ------     -------    ------
NET INCOME

      Continuing operations                $ 2,693     $2,159     $ 4,887    $4,008
      Discontinued operations               (1,500)      --        (1,500)     --
                                           -------     ------     -------    ------

             Net income                    $ 1,193     $2,159     $ 3,387    $4,008
                                           =======     ======     =======    ======

AVERAGE SHARES OUTSTANDING

Weighted average shares
      outstanding during the period          7,622      7,514       7,602     7,496

Common Share Equivalents:

      Common Shares to be issued
           under Stock Option Plan             384        257         378       264
                                           -------     ------     -------    ------

      Average Shares Outstanding             8,006      7,770       7,980     7,760
                                           =======     ======     =======    ======

NET INCOME PER SHARE

      Continuing operations                $   .34     $  .28     $   .61    $  .52
      Discontinued operations                 (.19)      --          (.19)     --
                                           -------     ------     -------    ------

             Net income per share          $   .15     $  .28     $   .42    $  .52
                                           =======     ======     =======    ======


Note: Calculated using the "Treasury Stock" method as if options were exercised and the funds were used to purchase Common Shares at the average market price during the period.

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